Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

February 23, 2021

Square, Inc.

1455 Market Street, Suite 600

San Francisco, CA 94103

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Square, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 27,371,087 shares of Class A common stock, par value $0.0000001 per share, consisting of: (i) 22,809,239 shares of Class A common stock reserved for issuance under the 2015 Equity Incentive Plan, as amended and restated, and (ii) 4,561,848 shares of Class A common stock reserved for issuance under the 2015 Employee Stock Purchase Plan, as amended and restated (which plans are referred to herein as the “Plans” and which shares of Class A common stock are collectively referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation